Exhibit 23.1

May 28, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of AnPac Bio-Medical Science Co., Ltd. for the registration of Class A Ordinary Shares, American Depositary Shares, Share Purchase Contracts, Share Purchase Units, Warrants, Debt Securities, Convertible Debt Securities, Rights and Units, and to the incorporation by reference therein of our report dated May 15, 2020, with respect to the consolidated financial statements of AnPac Bio-Medical Science Co., Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Shanghai, The People’s Republic of China